Exhibit 10.17

FOURTH AMENDED AND RESTATED LEASE AGREEMENT

Amendment Date:	February 24, 2017

Landlord:	DriveTime Car Sales Company, LLC, an Arizona limited liability company

Tenant:	Carvana, LLC and Carvana Shipping & Delivery LLC, each, an Arizona limited liability company

This Fourth Amended and Restated Lease Agreement (this “Lease”) is amended and restated as of the Amendment Date by and between Landlord and Tenant as the entire and exclusive statement of all agreements, covenants, understandings, representations, warranties and liabilities of Landlord and Tenant regarding the lease of the Premises. This Lease supersedes, amends and restates that Lease Agreement dated November 1, 2014, that Amended and Restated Lease Agreement, dated March 15, 2015, that Second Amended and Restated Lease Agreement dated July 1, 2015 (as modified August 17, 2015) and that Third Amended and Restated Lease Agreement dated March 18, 2016 between DriveTime Car Sales Company, LLC, as Landlord and Carvana, LLC and Carvana Shipping and Delivery, LLC as Tenants, and it is intended to be effective as of the November 1, 2014 (the “Lease Date”), except as otherwise set forth herein (e.g. updated Exhibits).

SECTION 1: BASIC TERMS. The following defined terms (the “Basic Terms”) are applicable to this Lease:

1.1 Premises: The premises (the “Premises”) shall be as set forth in the applicable attached Exhibit(s) and covers the real property to be leased (the “Land”), including any parking spaces (the “Parking Spaces”), any lifts (the “Lifts”), equipment and machinery related to the operations of Tenant (the Lifts, equipment and machinery collectively the “Equipment”), equipment designated for the photographing of vehicles (the “Photo Booth”), and any existing buildings and any other improvements located on the Land (the “Buildings”). The Premises is usable by Tenant as of the Commencement Date. For any shared space, Landlord shall allocate any Lifts and Parking Spaces to Tenant in a reasonable manner so Tenant’s Lifts and Parking Spaces are grouped together and the Parking Spaces are located in reasonable proximity to the Lifts allocated to Tenant.

1.2 Lease Term: The Lease Term for each portion of the Premises shall be as set forth below:

1.2.1 Unless otherwise specified on Exhibit A, all Hubs shall be deemed to have a two-year initial lease term beginning on the applicable Site Commencement Date listed on Exhibit A. Tenant shall have the continuing right until December 31, 2018 to from time to time designate up to ten (10) Hubs as “Renewal Hubs”. At each so-designated Renewal Hub, Tenant shall have two (2) consecutive 1-year renewal options and exercising (or not exercising) a renewal option at any Renewal Hub will not affect any other Renewal Hub. Tenant agrees to use commercially reasonable efforts, taking into account Tenant’s expansion plans, to designate all Renewal Hubs before December 31, 2018. To the extent Tenant has not designated 10 Renewal Hubs on January 1, 2019, Tenant shall be deemed to have forfeited the right to designate any Hubs as Renewal Hubs as of such date (but such forfeiture shall not affect Tenant’s rights with respect to Hubs previously designated as Renewal Hubs).

1.2.2 Landlord does not own the premises upon which any Inspection Center is located and instead leases (pursuant to an “IC Lease”) such premises. Consequently, any sublease between Landlord and Tenant for such premises shall be coterminous with the underlying IC Lease. To the extent that Landlord does not own the premises upon which any Hub is located and instead leases such premises, any sublease between Landlord and tenant for such premises shall be coterminous with the underlying lease.

EXECUTION COPY

1.2.3 Each renewal option may be exercised by Tenant by providing written notice to Landlord no less than one month prior to the expiration of the applicable Premises’ Lease Term (as the same may have been previously extended), which notice shall specify the Hub for which Tenant is extending the Lease Term, subject to Section 1.2.1.

Tenant acknowledges that Landlord may not own but leases the Premises from another party. Tenant may be a sublessee of the Premises. For Landlord leased properties, notwithstanding anything herein to the contrary, any Lease Term shall always end upon the expiration date of the underlying Landlord lease. In addition, for Landlord leased properties, that Tenant uses as Hubs (but expressly excluding the Blue Mound, Texas IRC and the Delanco, NJ IRC), notwithstanding anything herein to the contrary, Landlord shall be entitled to exit any of the leased Premises prior to the expiration date of the underlying Landlord lease (“Early Exit”) provided that Landlord gives Tenant at least ninety (90) days’ prior written notice of such Early Exit. With respect to the Premises, Landlord agrees to provide Tenant with information regarding its lease expirations, Early Exits, and renewals upon request from Tenant, to provide Tenant with copies of any written communication with Landlord’s landlord regarding lease expirations, Early Exits and renewals, and to reasonably cooperate with Tenant regarding assuming or renewing such leases. For the avoidance of doubt, Landlord does not have the right to perform an Early Exit at either the Blue Mound, Texas Property or the Delanco, NJ Property.

1.3 Commencement Date: The Amendment Date, or as otherwise set forth on Exhibit A.

1.4 Expiration Date: With respect to any portion of the Premises, the earlier of (i) the expiration of such portion of the Premises’ Lease Term, subject to renewals, and (ii) the expiration date of the underlying Landlord lease, if applicable. Notwithstanding the foregoing, Tenant may from time to time in Tenant’s sole discretion terminate this Lease with respect to any one or more Hubs by providing Landlord with sixty (60) days’ prior written notice.

1.5 Base Rent: As set forth in Exhibit A.

1.6 Tenant’s Share: As set forth in Exhibit A.

1.7 Hubs: As set forth on Exhibit A.

1.8 Inspection Center: As set forth on Exhibit A.

1.9	Landlord Address:	DriveTime
Attn: Property Manager
1720 W. Rio Salado Parkway
Tempe, Arizona 85281
E-mail: Dan.Packowski@DriveTime.com (with a copy to: DL-Legal@DriveTime.com)

1.10	Tenant Address:	Carvana, LLC
Attn: General Counsel
4020 E. Indian School Road, Suite A
Phoenix, Arizona 85018
E-mail: paul.breaux@carvana.com

DT-Carvana Lease	2

EXECUTION COPY

1.11 Property: The real property underlying the Premises and any real property contiguous thereto in which Landlord has a right, title or interest, including any buildings or improvements thereon

1.12 Exhibits: Exhibit A attached hereto is incorporated herein and made a part hereof for all purposes.

1.13 Supplemental Premises: As mutually agreed upon by Tenant and Landlord (and subject to Landlord’s obligations to use commercially reasonable efforts, as described below), Tenant may lease or sublease other Landlord-operated property from Landlord (“Supplemental Premises”) as a Hub. Collectively, each of the Premises described on Exhibit A, together with any Supplemental Premises, shall be referred to herein as the “Total Leased Premises”. The applicable terms of any such leases or subleases of Supplemental Premises, including the Site Commencement Date (as described on Exhibit A) for such Supplemental Premises will be set forth on the form of Exhibit A, which may be amended, modified or replaced from time to time to the extent such amendment, modification or replacement is executed by both Tenant and Landlord. The terms of this Lease will apply to the Supplemental Premises, except as otherwise set forth in Exhibit A; provided that the parties agree that they intend for each Supplemental Premises to have a 2-year initial lease term and for Hub Supplemental Premises to be eligible to be Renewal Hubs, subject to Section 1.2.1 . As Tenant expands its’ operations, it may have the need to expand certain Premises and/or lease other Landlord-operated property from Landlord as identified from time to time by Tenant via written notice to Landlord at least three (3) months prior to such property becoming Supplemental Premises (the “Occupancy Date”). For any Landlord-operated Property identified by Tenant prior to March 31, 2017, Landlord will make commercially reasonable efforts to make any such Landlord-operated premises available to Tenant on or before the Occupancy Date for Tenant’s requested use consistent with and on the same or similar terms to the uses and terms of the existing Premises and Supplemental Premises. Landlord’s commercially reasonable efforts as described above will be based on Tenant’s requested use, historical occupancy and usage of similar locations shared with Landlord (“Tenant’s Historical Use”). If after using such commercially reasonable efforts to accommodate Tenant’s requests, Landlord is unable to accommodate any such expansion request on the specific Landlord-operated property requested by Tenant, then Landlord shall use commercially reasonable efforts based on Tenant’s Historical Use to make available alternative (but reasonably similar) space for Tenant operated by Landlord and located within the same sub-market requested by Tenant on or before the Occupancy Date. For the avoidance of doubt, without Landlord’s written consent in Landlord’s sole discretion, Tenant may not use Supplemental Premises as Inspection Centers. Once Tenant and Landlord have agreed upon Tenant’s addition of Supplemental Premises, such Premises shall be described on Exhibit A and thereafter be considered part of the Premises after such Premises’ Commencement Date until such Premises’ Expiration Date.

1.14 Inspection Center Occupancy: Notwithstanding Tenant’s Expected Share and Landlord’s current usage of Property at the Inspection Center Properties described on Exhibit A, Landlord and Tenant agree that Tenant’s Share of Landlord’s Blue Mound, TX and Delanco, NJ Inspection Center Properties shall each be 100% upon the earlier of (i) July 31, 2018 and (ii) the date that Landlord vacates such Premises (the “100% Date”). As of the 100% Date, Tenant shall assume all Rent in connection with each such Inspection Center and all Landlord insurance obligations described in Section 7.2 with respect to such Premises. Tenant may request additional usage of Landlord’s Blue Mound, TX and Delanco, NJ Inspection Center Properties prior to the 100% Date, which request Landlord may grant in its discretion. At Landlord’s option, Landlord may condition Tenant obtaining 100% Tenant’s Share at each Inspection Center on any or both of the following:

DT-Carvana Lease	3

EXECUTION COPY

(a) Landlord being released from all lease obligations at such Inspection Center; provided that Landlord agrees to use commercially reasonable efforts to cooperate with Tenant in Tenant’s pursuit of obtaining a direct lease of such Inspection Center with the owner of such property; and/or

(b) Tenant purchasing or causing the owner of the applicable Inspection Center Land to purchase from Landlord any and all unamortized tenant improvements and furnitures, fixtures and equipment belonging to Landlord at such Property, at a price equal to the net book value of the foregoing, as applicable.

SECTION 2: LEASE OF PREMISES, COMMON AREAS; AND EXPANSION AREA.

2.1 Lease of Premises. In consideration of the representations, warranties and covenants of the parties stated entirely and exclusively in this Lease, Landlord leases the Premises exclusively to Tenant and Tenant leases the Premises from Landlord. Landlord occupies the balance of each Property not included in the Premises. Landlord and Tenant shall cooperate in good faith and deal fairly in the location of office space, Parking Spaces and Lifts allocated to Tenant and in their respective occupancy and use of the Property. Without Tenant’s prior written consent, Landlord shall not have any right to reduce or relocate the amount of office space or the number of Lifts or Parking Spaces available to Tenant to less than Tenant’s Expected Share as described on Exhibit A (nor shall Landlord have the right to reallocate amongst components of Tenant’s Share). Without Tenant’s prior written consent, all office space at a particular Premises shall be contiguous, all Parking Spaces at a particular Premises shall be contiguous, and all Lifts at a particular Premises shall be contiguous. In the event that a Photo Booth is located on the Premises, such Photo Booth is for the exclusive use of Tenant. Though the Photo Booth structure belongs to Landlord as a fixture to the Property constructed by Tenant, all movable equipment and machinery in the Photo Booth belong to Tenant and may be removed by Tenant at any time on or prior to expiration or termination of this Lease. Unless otherwise agreed by Landlord and Tenant, all Equipment located on the Premises may be used by Tenant and Landlord shall make any other equipment and machinery located on the Property reasonably available to Tenant, but all Equipment belongs to Landlord and may not be removed by Tenant at any time.

2.2 Common Areas. In addition to the exclusive right to occupy and use the Premises, Landlord grants to Tenant the nonexclusive right to use the Common Areas of any shared Property. Common Areas include all areas within the Property that are available for the common use of Landlord and Tenant. Common Areas include, but may not be limited to, driveways, access roads, transport delivery areas, restrooms, break rooms, parts rooms and Buildings dedicated for providing services used by Landlord and Tenant such as vehicle detail areas and paint and body repair areas. Tenant’s and Landlord’s rights to use Common Areas are nonexclusive and shall be exercised by Landlord and Tenant in a manner that does not interfere with the use of the Common Areas by the other party. However, with the mutual consent of the parties, certain Common Areas such as break rooms and parts rooms may be allocated to the exclusive use of one of the parties. At any time after the first anniversary of the Commencement Date and provided Landlord delivers to Tenant 180-days advance written notice, Landlord may remove existing ancillary buildings, such as detail or paint and body structures being shared by Landlord or Tenant and remove them from the Common Areas, in which case the Premises shall no longer include, and Tenant shall no longer use, said specific buildings as portions of the Common Areas. If Landlord removes the existing buildings from the Common Areas, thereby making them unavailable to Tenant, then Tenant may, but shall not be required to, construct similar buildings on the Premises in a location reasonably adjacent to Lifts or other Equipment or Parking Spaces allocated to Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Such construction shall be at Tenant’s cost but without any additional rent payable to Landlord.

2.3 [Reserved].

DT-Carvana Lease	4

EXECUTION COPY

2.4 Expansion Area. As applicable, the area in reasonable proximity to any Premises (each Hub and Inspection Center) may include an area for expansion (“Expansion Area”). Either party may at any time during the Term of this Lease elect to develop the Expansion Area by delivery of written notice to the other party. If Landlord elects to develop the Expansion Area then Tenant shall respond in writing to Landlord’s election within 30 days with Tenant’s election to participate or not participate in the development of the Expansion Area. If Tenant elects in its sole discretion to participate then Tenant shall pay an agreed-upon portion of the actual costs incurred to effect such construction or development (“Expansion Costs”) and Tenant shall be entitled to use an equivalent portion of the Expansion Area as part of the Premises. If Tenant elects to not participate then Tenant shall not pay any of the Expansion Costs and shall not be entitled to use any of the Expansion Area as part of the Premises. If Tenant elects to develop the Expansion Area before receiving Landlord’s election to develop the Expansion Area then Tenant shall deliver written notice to Landlord and Landlord shall respond in writing to Tenant’s election within 30 days with Landlord’s election to participate or not participate in the development of the Expansion Area. If Landlord elects to participate then Landlord and Tenant shall mutually agree upon the use of the Expansion Area and whether Tenant will participate in paying for the actual Expansion Costs or pay additional Base Rent. Tenant shall be entitled to use that portion of the Expansion Area as mutually agreed to by the parties and as part of the Premises in the same manner as if Landlord first elected to develop the Expansion Area and Tenant elected to participate. If Landlord does not elect to participate in Tenant’s development of the Expansion Area then Tenant may elect to develop all or less than all of the Expansion Area and Tenant shall pay the entire actual Expansion Cost incurred but be entitled to use the entire developed Expansion Area as part of the Premises and without Tenant consent Landlord shall not be entitled to use any of the Expansion Area developed by Tenant without Landlord’s participation. If less than all of the Expansion Area is developed then the same rights of development and participation shall continue to apply to the balance of the Expansion Area until the earlier of the development of the entire Expansion Area or expiration of this Lease. If Tenant and Landlord agree that Tenant shall pay a portion or all of the Expansion Costs, then Tenant is not required to pay additional Base Rent for the Expansion Area for a period of three years after the development of the Expansion Area, as the parties acknowledge that Tenant’s payment of actual Expansion Costs is sufficient consideration for Tenant’s use of the Expansion Area for that time period.

SECTION 3: TERM

3.1 Commencement Date and Expiration Date. The Lease Term or “Term” is the period stated in the Basic Terms. The Term expires on the Expiration Date.

3.2 Acceptance of Premises. Tenant’s acceptance of Landlord’s delivery of the Premises conclusively establishes that Tenant unconditionally accepts and approves of the Premises, the Building, the Land, the Common Areas and all matters relating to the Property and this Lease. Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind (express or implied) with respect to the Premises, specifically including, but not limited to, any representation or warranty of suitability or fitness for any particular purpose or use and Tenant is not relying on any duties of disclosure by Landlord or its agents regarding the condition of the Premises or any other matter relating to the Property. Tenant accepts the Premises and every aspect of the Property in an “AS IS – WHERE IS” condition, with all faults and defects, both patent and latent and without any improvements, renovations, alterations or replacements required to be made by Landlord.

SECTION 4: RENT

4.1 Base Rent. Tenant will pay to Landlord Base Rent stated in Exhibit A attached hereto, commencing upon the Commencement Date.

DT-Carvana Lease	5

EXECUTION COPY

4.2 Additional Rent. In addition to the Base Rent, Tenant shall pay when due all other amounts required by this Lease (“Additional Rent”), including Tenant’s Share of Operating Expenses. “Operating Expenses” are out-of-pocket costs specific to the Property (and excluding any corporate overhead allocated to the Property) paid by Landlord for real property taxes on the Property, insurance but only if it includes Tenant as an insured and Tenant is not required to provide duplicate coverage, utilities services to the Property and used by Tenant, maintenance and repairs to Common Areas, Buildings and Parking Spaces included in the Premises and other services for care of the Property generally or that benefit Tenant’s operations at the Premises. Within a reasonable time after the end of each calendar year and again after expiration of the Lease Term, Landlord will determine the actual amount of Operating Expenses and Tenant’s Share of Operating Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts along with reasonable documentation evidencing such amounts. Upon the mutual agreement of Landlord and Tenant, no such determination is required. If Tenant paid less than the amount of Tenant’s Share of Operating Expenses specified in the statement, Tenant will pay the difference to Landlord within 30 days. If Tenant paid more than the amount of Tenant’s Share of Operating Expenses specified in the statement, Landlord will, within 30 days, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment of estimated Operating Expenses. Any other Additional Rent shall be paid within 15 days after receiving Landlord’s invoice for such Additional Rent. Base Rent and Additional Rent may be collectively referred to herein as “Rent”.

4.3 Delinquent Rent. If Tenant does not pay any installment of Base Rent or any undisputed Additional Rent within five days after the date payment is due, then Tenant will pay Landlord interest on the delinquent payment at the annual rate of 15% from the date when the payment was first due through the date the payment is made. Landlord’s right to such compensation for delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity. The assessment or payment of interest on delinquent Rent does not grant to Tenant a grace period or extension of time to pay any Rent or prevent Landlord from exercising any right or remedy provided for under this Lease. All payments to Landlord shall not be considered paid until received by Landlord.

SECTION 5: TENANT’S USE

5.1 Permitted Use. Tenant shall occupy and use the Premises (i) designated as Hubs exclusively for vehicle and single-car hauler storage and marshalling, vehicle painting, detailing, and other similar reconditioning, vehicle delivery and related office space, and (ii) designated as Inspection Centers exclusively for reconditioning and retail sale or wholesale of vehicles and related uses, such as vehicle and single and multi-car hauler storage, vehicle and single and multi-car hauler marshalling, vehicle delivery and related office space (collectively, the “Permitted Use”). At any Hubs that are retail facilities for Landlord, Tenant may not store any multi-car haulers, but at other Hubs Tenant may store multi-car haulers. At any Hub, Tenant shall not have the right to use any of Landlord’s equipment for the painting, detailing, or other similar reconditioning of vehicles. Tenant shall not do anything in or about the Premises which will cause damage to any part of the Property, normal wear and tear excepted. Tenant shall not commit any waste in or about the Premises or Property, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times. At Tenant’s expense, Tenant will conform and comply with all Laws applicable to Tenant’s particular manner of use of the Premises. Landlord does not make any representation, warranty or covenant regarding current or future laws and regulations applicable to Tenant’s use of the Premises for the Permitted Use. This Lease is subject and subordinate to all applicable federal, state and municipal laws and regulations and all covenants, conditions and restrictions of record (collectively, “Laws”). Tenant shall at all times comply with the Laws. Without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, Tenant may not place any signs on the Property other than one sign at the entrance to the Property and Tenant may not place any signs on the Building other than on the Premises portion of the Building. Tenant is solely responsible for all signs installed and operated by Tenant on the Property and Landlord is not required to install or operate any signs for Tenant. All signs must comply with all applicable Laws and with the Landlord Rules.

DT-Carvana Lease	6

EXECUTION COPY

5.2 Hazardous Materials. As used herein, the term “Hazardous Material,” means any substance, material or waste which is or becomes regulated by laws of any local governmental authority, the State in which the applicable Premises are located or the United States Government as a threat to human health or the environment (“Hazardous Material Laws”). Tenant will not cause any Hazardous Material to be brought upon, kept or used in the Premises in violation of applicable Hazardous Material Laws. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Material Laws resulting from or in any way relating to Tenant’s use of the Premises or Property are Tenant’s sole responsibility, regardless whether the Hazardous Material Laws permit or require Landlord to report or warn. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord from and against any and all claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of any Hazardous Material in, on, under, upon or from the Premises or Property resulting from or in any way related to Tenant’s use of the Premises or Property in violation of applicable Hazard Material Laws. Landlord represents and warrants to Tenant that the Premises, Building, Land and Common Areas do not contain any Hazardous Materials and the Premises, Building, Land and Common Areas are in substantial compliance with applicable Hazard Material Laws. Landlord shall release and indemnify, defend (with counsel reasonably acceptable to Tenant), protect and hold harmless Tenant from and against any and all claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from Landlord’s breach of this environmental representation and warranty, as well as any Hazardous Materials present at the Property prior to the Commencement Date. The obligations of Landlord and Tenant under this Section survive the expiration or earlier termination of this Lease.

SECTION 6: IMPROVEMENTS AND SERVICES

6.1 Landlord Improvements and Maintenance. Landlord is not required to construct any improvements to the Property at any time to make the Premises, Building, Land or any part of the Property usable by Tenant as the Premises are delivered to Tenant and accepted by Tenant AS IS – WHERE IS and with all faults and defects, latent and patent. However, Landlord shall promptly maintain, repair and replace improvements to the Premises, Land, Buildings and Common Areas required for them to be maintained in good operating condition and usable by Tenant for the uses permitted by this Lease. Landlord is not required to maintain, repair or replace Equipment used exclusively by Tenant but Landlord shall maintain, repair and replace all Equipment, equipment and machinery included in or operated as Common Areas. Landlord’s costs of such maintenance, repair and replacement shall be included in Operating Expenses but capitalized repairs and replacements shall be amortized over their useful life and only the portion amortized in a calendar year shall be included in Operating Expenses for that calendar year.

6.2 Security. Landlord is not required to provide any security services to the Premises, the Common Areas or any other portion of the Property. Any alarm systems or other security services that Tenant seeks shall be provided by Tenant at Tenant’s sole cost. Landlord shall not have any liability for any loss or damage suffered by Tenant or Tenant’s employees or invitees due to theft, burglary, vandalism or other causes at any time, whether in the Building or the Common Areas, unless resulting from the acts or omissions of Landlord. If Tenant obtains any security systems or services Tenant shall provide to Landlord access passes, codes and keys and may be required to enable Landlord to enter the Premises.

6.3 Tenant Alterations and Maintenance. Tenant may, from time to time, make alterations, improvements and expansions to the Premises (“Alterations”) with Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Alterations may include walls separating the Premises from other areas of Buildings occupied by Landlord, expansion of the Photo Booth

DT-Carvana Lease	7

EXECUTION COPY

and the addition of out-buildings required for Tenant’s operations. Before commencing the Alterations, Tenant will deliver to Landlord copies of all necessary plans and permits for the Alterations as Landlord reasonably requests. All Alterations (excluding Tenant’s furniture, trade fixtures and equipment) shall be owned by Landlord and not by Tenant and may not be removed by Tenant, unless Landlord, as a condition of Landlord’s approval thereof, requires the removal of such items on expiration or termination of this Lease. Tenant shall promptly maintain, repair and replace any of the Equipment included in the Premises. Tenant shall also repair any damage to the Property caused by Tenant’s use of the Property. For the avoidance of doubt, Tenant shall have the right to without Landlord’s approval remove any Photo Booth equipment, but not structure, from the Premises at any time provided that Tenant repairs any damage to the Property caused by Tenant’s removal of such Photo Booth equipment.

6.4 Landlord Services. Landlord will perform or provide the services described in this paragraph during the Term of the Lease (the “Landlord Services”), the reasonable costs of Landlord Services shall be Operating Expenses and Tenant shall pay Tenant’s Share thereof. Landlord shall pay the public utility companies for public utilities services to the Property, including electricity, water and sewer services (the “Property Utilities”). Landlord shall perform or provide periodic cleaning of the Property and Premises by a qualified janitorial services company identified to Tenant. Tenant shall dispose of its waste in outside trash containers and enclosures designated by Landlord. Landlord shall cause all waste to be regularly removed from the Premises. No interruption in, or temporary stoppage of, any of the Landlord Services, nor any interruption or stoppage of any public utilities services is deemed an eviction or disturbance of Tenant’s use and possession of the Premises. Tenant may elect at any time by written notice to Landlord to perform all or any of the Landlord Services itself or obtain the same from third parties, in which case the Landlord Services no longer performed by Landlord for Tenant shall no longer be included in Operating Expenses.

SECTION 7: INSURANCE

7.1 Tenant’s Insurance Obligations. As mutually agreed to by Tenant and Landlord, Tenant will, at Tenant’s sole cost and expense, maintain commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with minimum limits as agreed upon by Tenant and Landlord, including specific coverage provisions naming Landlord as additional insured and waiving the insurer’s subrogation rights against Landlord and providing Landlord with at least 30 days prior notice of modification, cancellation or expiration. To the extent not prohibited by applicable Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges Landlord and Landlord’s employees, agents, contractors and invitees (“Landlord Parties”) from all claims arising out of personal injury or damage to or destruction of the Premises, Property or Tenant’s personal property or business, occasioned by any fire or other casualty or occurrence whatsoever, unless any such claim results from the criminal conduct of Landlord, and Tenant will look only to Tenant’s insurance coverage in the event of any such claim. Tenant’s furniture, trade fixtures, equipment, other personal property and all other property in Tenant’s care, custody or control, is located at the Property at Tenant’s sole risk. After the 100% Date, Tenant will maintain property insurance on the Buildings and all other improvements and real property at the Property, including the Photo Booth, providing coverage at least as broad as the current ISO Special Form (“all-risks”) policy in an amount not less than the full insurable replacement cost, in whole or in part under blanket policies.

7.2 Landlord’s Insurance Obligations. Subject to the preceding sentence, Landlord will at all times during the Term maintain property insurance on the Buildings and all other improvements and real property at the Property, including the Photo Booth, providing coverage at least as broad as the current ISO Special Form (“all-risks”) policy in an amount not less than the full insurable replacement cost. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any personal property of Tenant within the Premises or otherwise located at the Property.

DT-Carvana Lease	8

EXECUTION COPY

Landlord may also obtain commercial general liability insurance and/or errors and omissions liability against claims for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry. To the extent not prohibited by the Laws, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges Tenant and Tenant’s employees, agents, contractors and invitees (“Tenant Parties”) from all claims arising out of personal injury or damage to or destruction of the Building, Land, Common Areas and/or Property, or loss of use of the Building, Land, Common Areas and/or Property, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar) unless any such claim results from the criminal conduct of Tenant, and Landlord will look only to Landlord’s insurance coverage (regardless whether Landlord maintains any such coverage) in the event of any such claim. Landlord’s policy or policies of property insurance will permit releases of liability and will provide for waiver of subrogation as provided in this Section. Premiums for property insurance, but not liability insurance, paid by Landlord shall be included in Operating Expenses and Tenant shall pay Tenant’s Share thereof.

SECTION 8: DAMAGE OR DESTRUCTION

8.1 For all Hubs and, with respect to Inspection Centers, prior to the applicable Premises’ 100% Date. If fire or other casualty renders the whole or a substantial part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord can make the Premises tenantable within 120 days after the date of the casualty, then Landlord will notify Tenant that Landlord will repair and restore the Premises to their condition prior to the casualty as is reasonably possible within the 120 day period. Landlord will provide the notice within 15 days after the date of the casualty. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord cannot make the Premises tenantable within 120 days after the date of the casualty, then Landlord will so notify Tenant within 15 days after the date of the casualty and either party may, by written notice to the other within five business days thereafter, terminate this Lease effective on the date of such party’s termination notice. If the Premises is substantially damaged or destroyed by fire or other casualty that substantially limits or interferes with Tenant’s occupancy of the Premises, either party may, at its option, by notifying the other party, terminate this Lease effective on the date of the termination notice. If this Lease is not terminated under this Section following a fire or other casualty, then Landlord will repair and restore the Premises and Property to their condition prior to the fire or other casualty as is reasonably possible with all diligence and speed and Base Rent and Tenant’s Share of Operating Expenses for the period during which the Premises are untenantable will abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises).

8.2 With respect to Inspection Centers, after such Inspection Center’s 100% Date. If fire or other casualty renders the whole or a substantial part of the Premises untenantable, Landlord will at Tenant’s request use commercially reasonable efforts to exercise any rights Landlord has under the applicable IC Lease with respect to such Premises; provided that (i) Tenant shall fully reimburse Landlord for any cost, expense, or fee Landlord incurs in exercising such rights and (ii) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord from and against any and all claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from Landlord’s actions or inactions taken at the request of Tenant.

SECTION 9: EMINENT DOMAIN

If any governmental unit with the power of eminent domain (the “Condemning Authority”) desires to acquire all or any portion of the Premises (a “Taking”), Landlord will notify Tenant and Tenant

DT-Carvana Lease	9

EXECUTION COPY

will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Tenant concludes that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Premises taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Premises or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), regardless, then Landlord may, by notifying Tenant terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken. If this Lease does not terminate with respect to the entire Premises under this Section and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will equitably reduce the Base Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken. Landlord will also equitably adjust Tenant’s Share of Operating Expenses for the same period to account for the reduction in the rentable area of the Premises resulting from the Taking. Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use for Tenant’s business purposes during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises. Landlord and Tenant are entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking as provided by Law. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s unamortized costs of all Alterations including but not limited to, movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of Landlord Improvements.

SECTION 10: TRANSFERS

10.1 Transfer by Tenant. Tenant shall not, without the prior written consent of Landlord: (i) sublet all or any part of the Premises or allow it to be occupied or used by any person or entity other than Tenant; or (ii) assign its interest in this Lease. Any attempted Transfer without Landlord’s consent shall constitute an Event of Default and shall be voidable at Landlord’s option. However, Tenant may assign this Lease or sublease all or a portion of the Premises to an entity controlled by, controlling or under common control with Tenant or an entity acquiring or succeeding to substantially all of the business and assets of Tenant by merger, spin-off, reorganization, consolidation, acquisition (of assets or equity) or otherwise (a “Permitted Transfer”).

10.2 Transfer by Landlord. Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Property at any time and to any person or entity, provided such person or entity assumes in writing all obligations of Landlord under this Lease accruing after the date of such transfer. In the event of any such transfer, Landlord shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord accruing after the date of such transfer. After the date of any such transfer the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

SECTION 11: DEFAULTS AND REMEDIES

11.1 Events of Default. Any of the following constitutes an “Event of Default” by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

DT-Carvana Lease	10

EXECUTION COPY

11.1.1 Failure to Pay Rent. Tenant fails to pay Base Rent, any monthly installment of Tenant’s Share of Operating Expenses or any other Additional Rent amount as and when due and such failure continues for 10 days after delivery to Tenant of written notice thereof from Landlord.

11.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and the breach or failure continues for a period of 15 days after Tenant receives written notice of Tenant’s breach or failure from Landlord; provided that if Tenant cannot cure its breach or failure within a 15 day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the 15 day period and thereafter diligently pursues the cure and effects the cure within a reasonable period of time.

11.1.3 Other Defaults. (a) Tenant makes a general assignment for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within 90 days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (e) substantially all of Tenant’s assets, or substantially all of Tenant’s assets located at the Premises, or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within 90 days.

11.2 Remedies. Upon the occurrence of any Event of Default of Tenant and expiration of any applicable cure period, Landlord may at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, exercise any one or more of the following remedies:

11.2.1 Termination of Tenant’s Possession/Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Tenant shall have five (5) days to re-enter the Premises and remove all persons and property from the Premises. After the five (5) days, Landlord is not obligated to, but may re-enter the Premises and remove all persons and property from the Premises. Upon such re-entry, Landlord is not obligated to, but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises (the “Re-entry Costs”), including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, recovering persons and property from the Premises and storing such property (including court costs and reasonable attorneys’ fees); (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, the proceeds of reletting will be applied towards Rent and all amounts payable by Tenant pursuant to this Lease. If the amount Landlord actually collects from any reletting exceeds such Rent (“Net Rent”), Landlord will apply the excess sum to future Rent due under this Lease.

11.2.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in Landlord’s notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the

DT-Carvana Lease	11

EXECUTION COPY

termination; (b) any amount necessary to compensate Landlord for any damages proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, but not limited to, any Re-entry Costs; and (c) an amount equal to the positive difference, if any, between the Rent, including Tenant’s Share of Operating Costs, for the balance of the Term remaining after the effective date of the termination (assuming no termination) and the amount of Rent, including Tenant’s Share of Operating Costs, for the Premises that Tenant proves that Landlord will receive from reletting the Premises for the same period, with such positive difference discounted to present value at the Prime Rate. Nothing in this Section limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this Section.

11.2.3 Right to Cure. If Tenant defaults in the performance of any obligation under this Lease and Tenant fails to cure the default within the time permitted by this Section, then, Landlord may, but is not obligated to, perform any such obligation on Tenant’s part without waiving any rights based upon such default and without releasing Tenant from any obligations hereunder. Tenant must pay to Landlord, within 15 days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults. Such obligations survive the termination or expiration of this Lease.

11.2.4 Other Remedies. Exercise any other right or remedy available to Landlord under this Lease, or otherwise at law or in equity, including without limitation statutory liens on Tenant’s tangible personal property located on the Premises. Landlord acknowledges its duty under applicable law to mitigate damages resulting from and Event of Default by Tenant.

11.3 Waiver and Release by Tenant. Tenant waives and releases all claims Tenant may have after an Event of Default resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all claims occasioned thereby. No such reentry is to be considered or construed as a forcible entry by Landlord.

11.4 Landlord’s Default and Tenant’s Remedies. If Landlord breaches any covenant, representation or warranty in this Lease, or defaults in the performance of any of its obligations under this Lease and fails to cure the default within the applicable cure period the breach or failure shall be an “Event of Default” of Landlord under this Lease. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 15 days after receiving such notice to cure the default; provided that if Landlord cannot cure its breach or failure within a 15 day period, Landlord’s breach or failure is not an Event of Default if Landlord commences to cure its breach or failure within the 15 day period and thereafter diligently pursues the cure and effects the cure within a reasonable period of time. If an Event of Default of Landlord occurs and is not cured within the applicable cure period then Tenant may perform all actions required to cure the Event of Default and offset all costs incurred by Tenant against future Rent. If an Event of Default of Landlord causes the Premises to be unusable by Tenant for more than five business days, then in such event Tenant shall have the right to terminate this Lease effective immediately, provided Tenant delivers written notice of termination to Landlord within the next five business days. The remedies provided for in this Section 13.4 are not exclusive and are in addition to any and all other remedies available to Tenant in this lease or at law or equity, but subject to the waivers and limitations stated in this Lease.

DT-Carvana Lease	12

EXECUTION COPY

SECTION 12: SURRENDER OF PREMISES

Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in substantially the same condition as existed at the Commencement Date, except for normal wear and tear and any alterations permitted by this Lease. Tenant will at such time remove all of its property from the Premises and promptly repair any damage to the Premises caused by such removal. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without the Landlord’s express written consent, Tenant is deemed to be occupying the Premises as a tenant at sufferance and may be removed by Landlord in accordance with applicable Law. The Base Rent payable for any period of Tenant’s possession while a tenant at sufferance shall be at a rate equal to 150% of Base Rent payable by Tenant in the last full calendar month of the Term and the increase in the rate of Base Rent is received by Landlord as Base Rent and not as a payment of damages.

SECTION 13: RIGHTS RESERVED TO LANDLORD

13.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times during Business Hours and upon reasonable notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease, including the Landlord Services. Landlord may in the event of any emergency enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. So long as Landlord does not unreasonably interfere with Tenant’s use, Tenant will also permit Landlord (or its designees) to enter the Premises to make any repairs and replacements to the Building and to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building.

13.2 Landlord Representation of Title. Landlord covenants that it has full right and power to execute and perform this Lease, and that Tenant shall peaceably and quietly have, hold, and enjoy the Premises and all rights, easements, appurtenances and privileges thereunto without hindrance by Landlord or any person or entity claiming under or through Landlord, subject, however, to the reservations and conditions of this Lease.

SECTION 14: MISCELLANEOUS PROVISIONS

14.1 Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid), by an independent overnight courier service, e-mail, or by telephonic facsimile “fax”, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this Section. Notices are deemed delivered upon receipt. Receipt of any notice shall be evidenced by the date of receipt or rejection on the return receipt, provided refusal to accept or the inability to deliver at the address designated in accordance with this section because of changed address of which no notice was given or because of failure to provide procedures for the delivery of mail at such address shall be deemed to be receipt of such notice. Notices to either party may be given by the attorney for the other party acting on behalf of such other party.

14.2 Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

DT-Carvana Lease	13

EXECUTION COPY

14.3 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

14.4 Entire Agreement; Amendment. The Basic Term and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All preliminary and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than as expressly permitted by this Lease) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

14.5 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

14.6 Survival. All of Tenant’s and Landlord’s representations, warranties, covenants, releases and indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease.

14.7 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the non-prevailing party.

14.8 GOVERNING LAW. THIS LEASE IS GOVERNED BY, AND MUST BE INTERPRETED UNDER, THE INTERNAL LAWS OF THE STATE WHERE THE APPLICABLE PROPERTY IS LOCATED. ANY SUIT ARISING FROM OR RELATING TO THIS LEASE MUST BE BROUGHT IN THE COUNTY WHERE THE APPLICABLE PROPERTY IS LOCATED; LANDLORD AND TENANT WAIVE THE RIGHT TO BRING SUIT ELSEWHERE. LANDLORD AND TENANT ALSO WAIVE TRIAL BY JURY.

14.9 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

14.10 Force Majeure. If either party is delayed or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, such party’s performance of such obligation is excused for a period equal to (a) the duration of the Force Majeure event, or (b) if longer, the period of delay actually caused by the Force Majeure event.

By their execution below, Landlord and Tenant each acknowledge its receipt, reading, understanding and acceptance of every provision of the Lease, including all Exhibits, as of the dates stated below, effective as of the Lease Date.

DT-Carvana Lease	14

Landlord:	DriveTime Car Sales Company, LLC
an Arizona limited liability company

	By:	/s/ Jon Ehlinger
	Name:	Jon Ehlinger
	Title:	Secretary

DT-Carvana Lease	1

Tenant:	Carvana, LLC
an Arizona limited liability company

	By:	/s/ Paul Breaux

	Name:	Paul Breaux

	Title:	Vice President

Carvana Delivery & Shipping, LLC
an Arizona limited liability company

	By:	/s/ Paul Breaux

	Name:	Paul Breaux

	Title:	Manager

DT-Carvana Lease	2

EXHIBIT A

Premises Schedule –

Date of Last Revision: February 3, 2017

Definitions for All Premises:

Base Rent for Premises leased by Landlord = 1.10 multiplied by (Tenant’s Share for such month for the applicable Premises) multiplied by (Landlord’s actual location-coded costs for the applicable Property (including rent and depreciation of land and equipment but excluding Operating Expenses and labor) )

Base Rent for Premises owned by Landlord or an affiliate of Landlord = (Tenant’s Share for such month for the applicable Premises) multiplied by (Landlord’s actual location-coded costs for the applicable Property (including rent and depreciation of land (assuming a 10% cap rate) and equipment but excluding Operating Expenses and labor) )

*Tenant’s Share with respect to each type of Premises is described further below.

*It is understood that the Tenant’s Expected Share listed below is merely an estimate based on Tenant’s projected actual usage of each Property.

*Actual Tenant’s Share and actual Base Rent for each month shall be calculated by Landlord based on Tenant’s actual usage of each Premises pursuant to the formulas and definitions below.

Hubs:

Premises	Location	Tenant’s Expected Share of Property	Site Commencement Date	Expiration Date (subject to renewals at Renewal Hubs)
[***]	Charlotte Hub	~1.2%	February 3, 2017	February 2, 2019
[***]	Alabama Hub	~4.4%	February 3, 2017	February 2, 2019
[***]	Raleigh Hub	~6.7%	February 3, 2017	February 2, 2019
[***]	Richmond Hub	~9.7%	February 3, 2017	February 2, 2019
[***]	Miami Hub	~6.6%	February 3, 2017	February 2, 2019
[***]	Jacksonville Hub	~13.1%	February 3, 2017	February 2, 2019

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

[***]	Tampa Hub	~5.8%	February 3, 2017	February 2, 2019
[***]	Washington DC Hub	~8.7%^	February 3, 2017	February 2, 2019
[***]	Cincinnati Hub	~8.2%	February 3, 2017	February 2, 2019
[***]	Pittsburgh Hub	~3.9%	February 3, 2017	February 2, 2019
[***]	Memphis Hub	~8.3%	February 3, 2017	February 2, 2019
[***]	Indianapolis Hub	~3.1%	February 3, 2017	February 2, 2019
[***]	Cleveland Hub	~1.1%	February 3, 2017	February 2, 2019
[***]	Stockbridge Temporary Storage	~13.65%	February 3, 2017	February 2, 2019
[***]	Austin Hub	~5.8%	February 3, 2017	February 2, 2019
[***]	San Antonio Hub	~1.5%	February 3, 2017	February 2, 2019
[***]	Orlando Hub	~3.9%	February 3, 2017	February 2, 2019
[***]	Columbus Hub	~7.3%	February 3, 2017	February 2, 2019
[***]	Memphis Hub (Storage Lot)	~7.6%	February 3, 2017	February 2, 2019
[***]	Nashville Hub	~2.7%	February 3, 2017	February 2, 2019

Hub Definitions:

Tenant’s Share for Hubs =

For such month, the sum of (x) one-half of Tenant’s Share of Parking Spaces and (y) one-half of Tenant’s Share of Building Sq. Footage.

Tenant’s Share of Building Sq. Footage = For such month, Tenant’s pro rata usage of building office space at the Property as Premises, expressed as a percentage.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

Tenant’s Share of Parking Spaces = For such month, Tenant’s pro rata usage of parking spaces at the Property as Premises, expressed as a percentage.

^With respect to the Washington DC Hub only, Base Rent shall equal: $3,000 plus [(Tenant’s Share for such month for the applicable Premises) multiplied by (Landlord’s actual location-coded costs for the applicable Property (including rent and depreciation of land but excluding Operating Expenses and labor) minus $3,000)]. Additionally, only for purposes of calculating Tenant’s Share of Parking Spaces at the Washington, DC Hub, the number of parking spaces used by Tenant shall be reduced by 30 parking spaces.

With respect to the Stockbridge Hub, Tenant shall make commercially reasonable efforts to vacate the premises by August 1, 2017, and in no event, shall Tenant fail to vacate such premises later than November 1, 2017, absent consent from Landlord.

With respect to the Orlando Hub, Tenant shall make commercially reasonable efforts to vacate the premises by June 1, 2017, and in no event, shall Tenant fail to vacate such premises later than August 1, 2017, absent consent from Landlord.

Inspection Centers:

Premises	Location	Tenant’s Expected Share of Property	Site Commencement Date
1123 Cantrell Sansom Road, Blue Mound, TX 76131	Blue Mound Inspection Center	~50.0%	February 3, 2017
600 Creek Road, Delanco, NJ 08075	Delanco Inspection Center	~33.33%	February 3, 2017

Inspection Center Definitions:

Tenant’s Share for Inspection Centers =

For such month, the sum of (x) one-half of Tenant’s Share of Parking Spaces and (y) one-half of Tenant’s Share of Produced Units.

Tenant’s Share of Produced Units = For such month, Tenant’s pro rata portion of vehicle units produced at the Property, expressed as a percentage.

Tenant’s Share of Parking Spaces = For such month, Tenant’s pro rata usage of parking spaces at the Property as Premises, expressed as a percentage.

[Signature Page Follows]

Tenant:

Carvana, LLC (“Carvana”) an Arizona limited liability company

By:	/s/ Paul Breaux

Name:	Paul Breaux

Title:	Vice President

Carvana Delivery & Shipping, LLC (“Carvana Shipping”) an Arizona limited liability company

By:	/s/ Paul Breaux

Name:	Paul Breaux

Title:	Manager

Landlord:

DriveTime Car Sales Company, LLC an Arizona limited liability company

By:	/s/ Jon Ehlinger

Name:	Jon Ehlinger

Title:	Secretary